Exhibit 10.12

[2012 CBL/OSIL Treaty]

THIS TREATY is made with effect from [the day on which the sale of the Reinsured’s parent company’s entire issued share capital is completed] (the “Effective Date”)

BETWEEN

(1)

[CANOPIUS BERMUDA][1] LIMITED, a company incorporated under the laws of Bermuda (registered number [ — ]) whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (the “Reinsured”); and

(2)	OMEGA SPECIALTY INSURANCE COMPANY LIMITED, a company incorporated under the laws of Bermuda (registered number EC37850) whose registered office is at Crown House, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda (the “Reinsurer”).

BACKGROUND

A	The Reinsured is party (as reinsurer) to the following contracts of quota share reinsurance:

(i)	a contract (the “2010 CC2 LLQS”), originally made on 30 December 2009 but amended by endorsement dated 15 April 2010 and further amended and restated with effect from the Effective Date, under which the Reinsured (as reinsurer) assumed by way of quota share reinsurance 85% of all rights and obligations of Canopius Capital Two Limited (“CC2”) in respect of its participation as a member of Syndicate 4444 as constituted for the 2010 underwriting year of account;

(ii)	a contract (the “2011 Flectat LLQS”), originally made on 15 December 2010 but amended and restated with effect from the Effective Date, under which the Reinsured (as reinsurer) agreed to assume by way of quota share reinsurance 85% of all rights and obligations of Flectat Limited (“Flectat”) in respect of its participation as a member of Syndicate 4444 as constituted for the 2011 underwriting year of account; and

(iii)	a contract (the “2012 Flectat LLQS”), originally made on 1 December 2011 but amended and restated with effect from the Effective Date, under which the Reinsured (as reinsurer) agreed to assume by way of quota share reinsurance 85% of all rights and obligations of Flectat in respect of its participation as a member of Syndicate 4444 as constituted for the 2012 underwriting year of account.

B	The Reinsurer has agreed to provide to the Reinsured, with effect from the Effective Date:

[1]	Name of Reinsurer square-bracketed pending confirmation as to the date of the envisaged change of name relative to the expected date of signature of the contract

(i)	reinsurance cover in respect of certain of the Reinsured’s rights and obligations pursuant to the 2010 CC2 LLQS on the terms and subject to the conditions set out in a reinsurance treaty made between the Reinsurer and the Reinsured with effect from the Effective Date (the “2010 Treaty”);

(ii)	reinsurance cover in respect of certain of the Reinsured’s rights and obligations pursuant to the 2011 Flectat LLQS on the terms and subject to the conditions set out in a reinsurance treaty made between the Reinsurer and the Reinsured with effect from the Effective Date (the “2011 Treaty”); and

(iii)	reinsurance cover in respect of certain of the Reinsured’s rights and obligations pursuant to the 2012 Flectat LLQS on the terms and subject to the conditions set out in this Treaty.

DEFINITIONS AND INTERPRETATION

A	In this Treaty, the following words and expressions have the meanings set out below:

2010 CC2 LLQS: the meaning given in Recital A(i);

2010 Net Claims Paid: the meaning given in paragraph (iii) of Article II;

2010 & Prior Assumed Business: the meaning given in paragraph (i)c.iii of Article IV;

2010 RITC Effective Date: the meaning given in paragraph (ii)c of Article IV;

2010 Treaty: the meaning given in Recital B(i);

2011 Treaty Premium Calculation Increase: the meaning given in paragraph (ii) of Article IV;

2011 Treaty Premium Calculation Reduction: the meaning given in paragraph (ii) of Article IV;

2011 Flectat LLQS: the meaning given in Recital A(ii);

2011 & Prior RITC: the meaning given in paragraph (i)c of Article IV;

2011 Pure Year Assumed Business: the meaning given in paragraph (i)c.i of Article IV;

2011 RITC Effective Date: the meaning given in paragraph (i)c.ii of Article IV;

2011 Treaty: the meaning given in Recital B(ii);

2012 Flectat LLQS: the meaning given in Recital A(iii);

Additional OSIL ECA FAL: the meaning given in paragraph (iii) of Article VIII and in the 2011 Treaty;

Additional OSIL 2012 Solvency FAL: the meaning given in paragraph (i) of Article VIII;

CBL FAL: the meaning given in paragraph (i)a of Article VI;

CBL/OSIL Interim Settlement Amount: the meaning given in paragraph (i) of Article V;

CC2: the meaning given in Recital A(i);

Closing QMA: the meaning given in paragraph (iii) of Article II;

Effective Date: the meaning given in the title to this Treaty;

FAL: funds at Lloyd’s in such form as is determined by Lloyd’s in accordance with, inter alia, the Membership and Underwriting Conditions and Requirements (Funds at Lloyd’s) (as amended or replaced from time to time);

FAL Providers’ Deed: the deed with that name entered into between, inter alios, Canopius Group Limited, the Reinsured, the Reinsurer and Omega Specialty Insurance Company Limited having effect on the Effective Date;

Flectat: the meaning given in Recital A(ii);

Future 2010 & Prior Premium: the meaning given in paragraph (i)c.iv of Article IV;

Lloyd’s: the society incorporated by Lloyd’s Act 1871 by the name of Lloyd’s;

Lloyd’s Obligations: the meaning given in the Lloyd’s Deposit Trust Deeds or (as the case may be) Security and Trust Deeds (whether interavailable or non-interavailable versions) to which Flectat (inter alios) is a party in respect of FAL provided or procured to be provided by the Reinsurer pursuant to Article VII;

Managing Agent: the meaning given in paragraph (ii)a.iii of Article II;

OSIL FAL: the meaning given in paragraph (i) of Article VII;

Paragraph (iv) Increase: the meaning given in paragraph (v) of Article IV;

Paragraph (ii) Reduction: the meaning given in paragraph (iii) of Article IV;

Pre-Adjustment Premium: the meaning given in paragraph (i) of Article IV;

Premium: the meaning given in paragraph (i) of Article IV;

Premium Debt: the meaning given in paragraph (vi) of Article II;

Q3 2012 QMA: the meaning given in paragraph (iii) of Article II;

Reference Date: the meaning given in paragraph (ii)a of Article II;

Relevant Cash Call Amount: the meaning given in paragraph (i) of Article VI;

Relevant Percentage: the meaning given in paragraph (ii) of Article II;

RITC: reinsurance to close (as defined in Lloyd’s Definitions Byelaw, No. 7 of 2005);

Syndicate 4444: Syndicate 4444 at Lloyd’s;

Ultimate Net Loss: the meaning given in paragraph (ii) of Article II;

YYYd: the meaning given in paragraph (iv) of Article IV; and

YYYe: the meaning given in paragraph (ii) of Article IV.

B	The ejusdem generis rule of construction shall not apply to this Treaty and accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things.

C	References in this Treaty to the parties and to Recitals, Articles and paragraphs are respectively to the parties to and Recitals, Articles and paragraphs of this Treaty.

Article I.	Commencement and Termination

(i)	This Treaty shall commence [on the Effective Date][2].

(ii)	Without prejudice to any rights that may have accrued under this Treaty or any of its rights or remedies, either party may at any time terminate this Treaty with immediate effect by giving written notice to the other party if the performance of this Treaty is prohibited or rendered impossible de jure or de facto, in particular as a consequence of any law or regulation which is or shall be in force in any country or territory PROVIDED that any provisions of this Treaty which are expressly or impliedly intended to survive termination shall continue in force.

Article II.	Cover

(i)	By this Treaty, subject to the operation of Article III and on the other terms and conditions set out herein, the Reinsurer agrees to pay an amount equal to the Ultimate Net Loss.

(ii)	For the purposes of this Treaty “Ultimate Net Loss” means:

a.	the Relevant Percentage of the Reinsured’s 85% share (as reinsurer of

[2]	Any necessary conditionality language to be added once a clear understanding of the process for completion of the Third Party Sale, flows of funds etc has been reached

Flectat pursuant to the 2012 Flectat LLQS) of all amounts in respect of (1) claims against and other underwriting liabilities of Flectat relating to its participation as a member of Syndicate 4444 for the 2012 underwriting year of account (including, for the avoidance of any doubt, any amounts payable for RITC of the 2012 underwriting year of account of Syndicate 4444) and (2) other obligations and outgoings of Flectat incurred in connection with such participation, which are as applicable:

i.	paid by Flectat on or after 1 October 2012 (the “Reference Date”);

ii.	accounted for by Flectat on or after the Reference Date; or

iii.	allocated or (as the case may be) charged to Flectat by the managing agent of Syndicate 4444 (the “Managing Agent”) on or after the Reference Date; plus

b.	89.67% of certain amounts charged to the Reinsured by Flectat on or after the Reference Date as specified (or more particularly specified) in paragraphs (iii) and (iv) below.

The “Relevant Percentage” is (1) 89.67% in respect of all pure 2012 underwriting year of account business written by Flectat as a member of Syndicate 4444 as constituted for the 2012 underwriting year of account (2) if before settlement pursuant to Article V the 2011 underwriting year of account of Syndicate 4444 (including business assumed through the RITC of the 2010 and prior underwriting years of account of Syndicate 4444) is closed into the 2012 underwriting year of account of Syndicate 4444, (a) 89.67% in respect of all pure 2011 underwriting year of account business assumed through such RITC by Flectat as a member of Syndicate 4444 as constituted for the 2012 underwriting year of account (b) 68% in respect of all 2010 and prior underwriting year of account business assumed through such RITC by Flectat as a member of Syndicate 4444 as constituted for the 2012 underwriting year of account.

(iii)	The amounts referred to in paragraph (ii)a above shall comprise the aggregate of:

a.	amounts paid by Flectat, on or after the Reference Date, in respect of claims (including in respect of unallocated loss adjustment expenses) against Syndicate 4444 as constituted for the 2012 underwriting year of account (including, for the avoidance of any doubt, in respect of business assumed through the RITC of the 2011 and prior underwriting years of account of Syndicate 4444) less:

i.	recoveries received on or after the Reference Date under reinsurances protecting the business written by Syndicate 4444 as constituted for the 2012 underwriting year of account (or, as the case may be, a Lloyd’s syndicate as constituted for the 2011 or any prior underwriting year of account and closed by way of RITC into the 2012 underwriting year of account of Syndicate 4444);

ii.	subrogated recoveries, salvages or other recoveries received on or after the Reference Date,

the quantum of which amounts shall (subject to paragraph (v) below) be calculated by reference to the difference between the figures stated in line 17, column E of Form 102 (Reporting Year of Account – 2012) in the Quarterly Monitoring Return A submitted to Lloyd’s by the Managing Agent in respect of Syndicate 4444 for Q3 2012 (the “Q3 2012 QMA”) and the figures in respect of the corresponding line items stated in the Managing Agent’s internal worksheets used for the purposes of preparing the Quarterly Monitoring Return A submitted to Lloyd’s by the Managing Agent in respect of Syndicate 4444 for Q4 of the year as at 31 December of which the 2012 underwriting year of account of Syndicate 4444 is closed by RITC (the “Closing QMA”);

b.	the amount allocated and charged to Flectat by the Managing Agent as Flectat’s share of the amount of the premium paid by the members of Syndicate 4444 as constituted for the 2012 underwriting year of account for RITC of the 2012 underwriting year of account of Syndicate 4444, the quantum of which amount shall (subject to paragraph (v) below) be calculated by reference to the amount shown in line 23, column E of the Closing QMA;

(68% of the Reinsured’s 85% share, as reinsurer of Flectat pursuant to the 2012 Flectat LLQS, of the aggregate of the amounts referred to in paragraphs a and b above in respect of 2010 & Prior Assumed Business being the “2010 Net Claims Paid”)

c.	amounts allocated and charged to Flectat by the Managing Agent, on or after the Reference Date, in respect of losses on exchange of Syndicate 4444 as constituted for the 2012 underwriting year of account that arise on realisation or (as the case may be) revaluation, the quantum of which amounts shall (subject to paragraph (v) below) be calculated by reference to the difference (if negative) between the figure stated in line 31, column E of Form 102 of the Q3 2012 QMA and the aggregate figures in respect of the corresponding line item stated in the Managing Agent’s internal worksheets used for the purposes of preparing the Closing QMA;

d.	amounts allocated and charged to Flectat by the Managing Agent, on or after the Reference Date, in respect of realised and unrealised losses on investments of Syndicate 4444 as constituted for the 2012 underwriting year of account that arise on realisation or (as the case may be) revaluation, the quantum of which amounts shall (subject to paragraph (v) below) be calculated by reference to the difference between the aggregate of the figures stated in lines 43 and 44, column E of Form 102 of the Q3 2012 QMA and the aggregate figures in respect of the corresponding line items stated in the Managing Agent’s internal worksheets used for the purposes of preparing the Closing QMA;

e.

amounts allocated and charged to Flectat by the Managing Agent, on or after the Reference Date, in respect of investment management charges to Syndicate 4444 as constituted for the 2012 underwriting year of account, the quantum of which amounts shall (subject to paragraph (v) below) be calculated by reference to the difference between the figure stated in line 46, column E of Form 102 of the Q3 2012 QMA and the aggregate figures in respect of the corresponding line item stated in the Managing Agent’s internal worksheets used for the purposes of preparing the Closing QMA;

f.	amounts allocated and charged to Flectat by the Managing Agent, on or after the Reference Date, in respect of Flectat’s share of those administrative expenses and charges in respect of Syndicate 4444 as constituted for the 2012 underwriting year of account to which lines 32, 34, 35, 37 and 38 of Form 102 of the Quarterly Monitoring Return A relate, the quantum of which amounts shall (subject to paragraph (v) below) be calculated by reference to the difference between the aggregate of the figures stated in those lines, column E of the Q3 2012 QMA and the aggregate figures in respect of the corresponding line items stated in the Managing Agent’s internal worksheets used for the purposes of preparing the Closing QMA;

g.	amounts allocated and charged to Flectat by the Managing Agent, on or after the Reference Date, in respect of income on investments of Syndicate 4444 as constituted for the 2012 underwriting year of account and gains on such investments arising on realisation or (as the case may be) revaluation, the quantum of which amounts shall (subject to paragraph (v) below) be calculated by reference to the difference between the aggregate of the figures stated in lines 40, 41, 42, 45 and 48, column E of Form 102 of the Q3 2012 QMA and the aggregate figures in respect of the corresponding line items stated in the Managing Agent’s internal worksheets used for the purposes of preparing the Closing QMA; and

h.	amounts allocated and charged to Flectat by the Managing Agent, on or after the Reference Date, in respect of gains on exchange of Syndicate 4444 as constituted for the 2012 underwriting year of account that arise on realisation or (as the case may be) revaluation, the quantum of which amounts shall (subject to paragraph (v) below) be calculated by reference to the difference (if positive) between the figure stated in line 31, column E of Form 102 of the Q3 2012 QMA and the aggregate figure in respect of the corresponding line item stated in the Managing Agent’s internal worksheets used for the purposes of preparing the Closing QMA.

(iv)	The amounts referred to in paragraph (ii)b above shall comprise the aggregate of all amounts (if any) allocated and charged to the Reinsured by Flectat, on or after the Reference Date, in respect of the following items payable by the Reinsured in accordance with the terms of the 2012 Flectat LLQS:

a.	Flectat’s standard personal expenses of Lloyd’s Central Fund contribution and Lloyd’s subscription in respect of the 2012 underwriting year of account;

b.	the amount calculated by reference to Flectat’s member’s syndicate premium limit in respect of the 2012 underwriting year of account of Syndicate 4444 referred to in paragraph (1)(v)(c) of Article 6 (Premium) of the 2012 Flectat LLQS;

c.	overriding commission of GBP50,000;

d.	the amounts charged to Flectat by Canopius Group Limited or any of its subsidiaries or third parties as letter of credit or other fees for providing Funds at Lloyd’s or collateral to support the underwriting of Flectat as a member of Syndicate 4444 for the 2012 underwriting year of account as referred to in paragraph (1)(vii) of Article 6 (Premium) of the 2012 Flectat LLQS; and

e.	the profit commission (if any) referred to in paragraph (1)(vi) of Article 6 (Premium) of the 2012 Flectat LLQS.

(v)	If at any time after the Effective Date there is a change in the syndicate financial reporting requirements of Lloyd’s (whether to the line or column items of Form 102 within the Quarterly Monitoring Return A or otherwise), the quantum of any amounts referred to in paragraph (iii) above in respect of which any such change has an impact shall be calculated by reference to the replacements for the affected line and column items referred to in paragraph (iii) (adjusted as may be necessary or appropriate if such replacements are not the exact equivalents of the relevant affected line and column items).

(vi)	Without prejudice to the provisions of Article VI, at any time when there remains outstanding any debt from the Reinsured to the Reinsurer in respect of the Premium (“Premium Debt”), the Reinsurer’s liability to make payments under paragraph (i) above shall, to the extent of the amount of the Premium Debt then remaining outstanding, be satisfied only by way of set off as referred to in Article V.

(vii)	Losses, liabilities, premium and other income, recoveries and gains on investments in currencies other than Pounds Sterling shall be converted into Pounds Sterling at the same rates of exchange as used in Flectat’s books of account and shall be payable in Pounds Sterling.

Article III.	Limitations on Reinsurer’s Liability

(i)

The liability of the Reinsurer under Article II beyond an amount equal to the premium payable to the Reinsurer under this Treaty (subject to the operation of the net settlement arrangements provided for by this Treaty) shall, when aggregated with all liabilities of the Reinsurer under the 2010 Treaty and the 2011 Treaty beyond an amount equal to the aggregate of the premiums payable to the Reinsurer under the 2010 Treaty and the 2011 Treaty (subject to the operation of the net settlement arrangements provided for by the 2010 Treaty and the 2011 Treaty), be limited to and in no circumstances exceed in aggregate £[ • ][3] plus the aggregate value of any Additional OSIL ECA FAL provided from time to time by the Reinsurer to Lloyd’s pursuant to the terms of this Treaty or the 2011 Treaty.

(ii)	For the avoidance of any doubt, the aggregate liability of the Reinsurer under this Treaty alone shall not exceed an amount equal to the premium payable to the Reinsurer under this Treaty (subject to the operation of the net settlement

[3]	i.e. the value of the total FAL that OSIL will be providing at the outset for the benefit of CC2 and Flectat – to be ascertained arrangements provided for by this Treaty) plus £[ — ]4 plus the aggregate value of any Additional OSIL ECA FAL provided from time to time by the Reinsurer to Lloyd’s pursuant to the terms of this Treaty or the 2011 Treaty.

Article	IV. Premium

(i)	Subject to the operation of paragraphs (ii) and (iii) or (iv) and (v) below (if and as applicable), the premium payable to the Reinsurer by the Reinsured for the cover which the Reinsurer agrees to provide under this Treaty shall be:

a.	£[ — ][5]; plus

b.	an amount equal to 89.67% of the Reinsured’s share (as reinsurer of Flectat pursuant to the 2012 Flectat LLQS) of the aggregate amount of net premiums written (net of acquisition costs, including in respect of amortisation after the Reference Date of the deferred acquisition costs asset established by the Managing Agent as at 30 September 2012) in respect of all insurance and reinsurance risks (excluding any inward contract of RITC) written by Flectat as a member of Syndicate 4444 for the 2012 underwriting year of account as allocated by the Managing Agent on or after the Reference Date, the quantum of which amount shall be calculated by reference to the difference between the aggregate of the figures in respect of line items 5, 27, 28 and 29 of Form 102 within the Quarterly Monitoring Return A as stated in the Managing Agent’s internal worksheets used for the purposes of preparing each of the Q3 2012 QMA and the Closing QMA (provided that if at any time after the Effective Date there is a change in the syndicate financial reporting requirements of Lloyd’s - whether to the line or column items of Form 102 within the Quarterly Monitoring Return A or otherwise - the quantum of the amount referred to in this paragraph in respect of which any such change has an impact shall be calculated by reference to the replacements for the affected line and column items referred to in this paragraph (adjusted as may be necessary or appropriate if such replacements are not the exact equivalents of the relevant affected line and column items)); plus

c.	if before settlement pursuant to Article V the business of the 2011 underwriting year of account of Syndicate 4444 (including business assumed through the RITC of the 2010 and prior underwriting years of account of Syndicate 4444) is closed by RITC into the 2012 underwriting year of account of Syndicate 4444 (the “2011 & Prior RITC”):

i.	an amount equal to 89.67% of the Reinsured’s share (as reinsurer of Flectat pursuant to the 2012 Flectat LLQS) of that part of the RITC premium received (net of reinsurers’ share) by Flectat as is

[4]	i.e. the value of the total FAL that OSIL will be providing at the outset for the benefit of CC2 and Flectat – to be ascertained
[5]

i.e. such amount as is equal to 89.67% of CBL's loss and loss expense reserves and unearned premium reserves, as at the Reference Date, in respect of Flectat's underwriting as a member of S4444 for the pure 2012 year of account (based on figures which will appear in lines 8, 23 and 30 of the Q3 2012 QMA)

attributable to the pure 2011 underwriting year of account business assumed through the 2011 & Prior RITC by Flectat as a member of Syndicate 4444 as constituted for the 2012 underwriting year of account (“2011 Pure Year Assumed Business”); plus

ii.	an amount equal to 89.67% of the Reinsured’s share (as reinsurer of Flectat pursuant to the 2012 Flectat LLQS) of the aggregate amount of net premiums written (net of acquisition costs, including in respect of amortisation after the date as at which the 2011 & Prior RITC is effected – the “2011 RITC Effective Date” – of the deferred acquisition costs asset established by the Managing Agent as at the 2011 RITC Effective Date) in respect of the 2011 Pure Year Assumed Business as allocated by the Managing Agent after the 2011 RITC Effective Date, the quantum of which amount shall be calculated by reference to the difference between the aggregate of the figures in respect of line items 5, 27, 28 and 29 of Form 102 within the Quarterly Monitoring Return A as stated in the Managing Agent’s internal worksheets used for the purposes of preparing each of the Quarterly Monitoring Return A (Reporting Year of Account – 2012) to be submitted to Lloyd’s by the Managing Agent in respect of Syndicate 4444 for the quarter (of the year) in which the 2011 RITC Effective Date occurs and the Closing QMA (provided that if at any time after the Effective Date there is a change in the syndicate financial reporting requirements of Lloyd’s - whether to the line or column items of Form 102 within the Quarterly Monitoring Return A or otherwise - the quantum of the amount referred to in this paragraph in respect of which any such change has an impact shall be calculated by reference to the replacement for the affected line and column item referred to in this paragraph (adjusted as may be necessary or appropriate if such replacements are not the exact equivalents of the relevant affected line and column items)); plus

iii.	an amount equal to 68% of the Reinsured’s share (as reinsurer of Flectat pursuant to the 2012 Flectat LLQS) of that part of the RITC premium received (net of reinsurers’ share) by Flectat as is attributable to the 2010 and prior underwriting year of account business assumed through the 2011 & Prior RITC by Flectat as a member of Syndicate 4444 as constituted for the 2012 underwriting year of account (“2010 & Prior Assumed Business”); plus

iv.

“Future 2010 & Prior Premium”, being an amount equal to 68% of the Reinsured’s share (as reinsurer of Flectat pursuant to the 2012 Flectat LLQS) of the aggregate amount of net premiums written (net of acquisition costs, including in respect of amortisation after the 2011 RITC Effective Date of the deferred acquisition costs asset established by the Managing Agent as at the 2011 RITC Effective Date) in respect of the 2010 & Prior Assumed Business as allocated by the Managing Agent after the 2011 RITC Effective Date, the quantum of which amount shall be calculated by reference to the difference between the aggregate of the figures in respect of line items 5, 27, 28 and 29 of Form 102 within the Quarterly Monitoring Return A as stated in the Managing Agent’s internal worksheets used for the purposes of preparing each of the Quarterly Monitoring Return A (Reporting Year of Account – 2012) to be submitted to Lloyd’s by the Managing Agent in respect of Syndicate 4444 for the quarter (of the year) in which the 2011 RITC Effective Date occurs and the Closing QMA (provided that if at any time after the Effective Date there is a change in the syndicate financial reporting requirements of Lloyd’s - whether to the line or column items of Form 102 within the Quarterly Monitoring Return A or otherwise - the quantum of the amount referred to in this paragraph in respect of which any such change has an impact shall be calculated by reference to the replacement for the affected line and column item referred to in this paragraph (adjusted as may be necessary or appropriate if such replacements are not the exact equivalents of the relevant affected line and column items))

(such amount, prior to the operation of paragraphs (ii) and (iii) or (iv) and (v) below (if and as applicable), the “Pre-Adjustment Premium” and after the operation of paragraphs (ii) and (iii) or (iv) and (v) below (if and as applicable), the “Premium”).

(ii)	To the extent that an amount equal to the aggregate of:

a.	2010 Net Claims Paid after the 2011 RITC Effective Date less Future 2010 & Prior Premium; plus

b.	2010 Net Claims Paid (as defined in the 2011 Treaty except not including any amount in respect of the premium for RITC of the 2011 underwriting year of account of Syndicate 4444) as at the 2011 RITC Effective Date less Future 2010 & Prior Premium (as defined in the 2011 Treaty) as at the 2011 RITC Effective Date; plus

c.	Net Claims Paid (as defined in the 2010 Treaty except not including any amount in respect of the premium for RITC of the 2010 underwriting year of account of Syndicate 4444) as at the date as at which the 2010 underwriting year of account of Syndicate 4444 was closed by RITC (the “2010 RITC Effective Date”) less Future Premium (as defined in the 2010 Treaty) as at the 2010 RITC Effective Date

is more than £[amount appearing at paragraph (i)a of Article IV in the 2010 Treaty - i.e. the 2010 & prior reserves as at 30/9/12 - to be inserted] (any such excess multiplied by 32/68, up to an amount equal to 32/68 x 3% of £[amount appearing at paragraph (i)a of Article IV in the 2010 Treaty - i.e. the 2010 & prior reserves as at 30/9/12 - to be inserted], being “YYYe” and expressed as a positive number), the amount of the Pre-Adjustment Premium shall, subject to the operation of paragraph (iii) below, be reduced (or increased, as the case may be):

i.	where there has been a reduction (expressed as a positive number) under paragraph (ii) of Article IV of the 2011 Treaty in calculating the amount of the premium payable to the Reinsurer by the Reinsured under the 2011 Treaty (“2011 Treaty Premium Calculation Reduction”), by the amount if any by which YYYe exceeds the 2011 Treaty Premium Calculation Reduction; or, as applicable;

ii.	where there has been an increase (expressed as a negative number) under paragraph (iv) of Article IV of the 2011 Treaty in calculating the amount of the premium payable to the Reinsurer by the Reinsured under the 2011 Treaty (“2011 Treaty Premium Calculation Increase”), by the amount if any by which YYYe exceeds the 2011 Treaty Premium Calculation Increase.

(iii)	The amount of any reduction or increase of the Pre-Adjustment Premium that would be made under paragraph (ii) above before the operation of this paragraph (iii) (“Paragraph (ii) Reduction”) shall be reduced by an amount equal to 100/68 x 10.33% of the amount of the Paragraph (ii) Reduction.

(iv)	To the extent that an amount equal to the aggregate of:

a.	2010 Net Claims Paid after the 2011 RITC Effective Date less Future 2010 & Prior Premium; plus

b.	2010 Net Claims Paid (as defined in the 2011 Treaty except not including any amount in respect of the premium for RITC of the 2011 underwriting year of account of Syndicate 4444) as at the 2011 RITC Effective Date less Future 2010 & Prior Premium (as defined in the 2011 Treaty) as at the 2011 RITC Effective Date; plus

c.	Net Claims Paid (as defined in the 2010 Treaty except not including any amount in respect of the premium for RITC of the 2010 underwriting year of account of Syndicate 4444) as at the 2010 RITC Effective Date less Future Premium (as defined in the 2010 Treaty) as at the 2010 RITC Effective Date

is less than £[amount appearing at paragraph (i)a of Article IV in the 2010 Treaty - i.e. the 2010 & prior reserves as at 30/9/12 - to be inserted] (any such deficit multiplied by 32/68, up to an amount equal to 32/68 x 10% of £[amount appearing at paragraph (i)a of Article IV in the 2010 Treaty - i.e. the 2010 & prior reserves as at 30/9/12 - to be inserted], being “YYYd” and expressed as a positive number), the amount of the Pre-Adjustment Premium shall, subject to the operation of paragraph (v) below, be increased (or reduced, as the case may be):

i.	where there has been a 2011 Treaty Premium Calculation Increase (expressed as a positive number), by the amount if any by which YYYd is more than the 2011 Treaty Premium Calculation Increase; or, as applicable

ii.	where there has been a 2011 Treaty Premium Calculation Reduction (expressed as a negative number), by the amount if any by which YYYd is more than the amount of the 2011 Treaty Premium Calculation Reduction.

(v)	The amount of any increase or reduction of the Pre-Adjustment Premium that would be made under paragraph (iv) above before the operation of this paragraph (v) (“Paragraph (iv) Increase”) shall be reduced by an amount equal to 100/68 x 10.33% of the amount of the Paragraph (iv) Increase.

(vi)	Payments in respect of the Premium shall be made to the Reinsurer by the Reinsured as provided in Article V.

Article V.	Settlement

Interim settlement

(i)	Where Flectat has received from the trustees of its Premiums Trust Fund an amount representing an interim profit of Flectat in respect of its participation as a member of the Syndicate for the 2012 underwriting year of account and the Reinsured receives from Flectat (pursuant to the terms of the 2012 Flectat LLQS) an ‘Interim Settlement Amount’ (as defined in the 2012 Flectat LLQS), the Reinsured shall pay to the Reinsurer an amount by way of interim settlement (“CBL/OSIL Interim Settlement Amount”), reasonably determined by the Reinsurer to be attributable to the business reinsured under this Treaty of the amount of the ‘Interim Settlement Amount’ (as defined in the 2012 Flectat LLQS). If the CBL/OSIL Interim Settlement Amount (or the aggregate of all CBL/OSIL Interim Settlement Amounts, if more than one) paid to the Reinsurer as provided in this paragraph exceeds the amount due to the Reinsurer (before taking account of the CBL/OSIL Interim Settlement Amount(s) paid to the Reinsurer) as shown in the statement of account prepared by or on behalf of the Reinsurer as referred to in paragraph (iii)a below, the Reinsurer shall, forthwith upon providing to the Reinsured such statement of account, pay to the Reinsured an amount equal to the excess.

Final settlement

(ii)	When Syndicate 4444 as constituted for the 2012 underwriting year of account is closed by RITC (such RITC to extend, for the avoidance of doubt, to liabilities assumed by the members of Syndicate 4444 as constituted for the 2012 underwriting year of account by way of RITC of a Lloyd’s syndicate as constituted for the 2011 or any prior underwriting year of account), settlement between the parties shall be made in accordance with the provisions of paragraph (iii) below.

(iii)	For the purposes of settlement between the parties as referred to in paragraph (ii) above:

a.	there shall be prepared by the Reinsurer (or by the Managing Agent on behalf of the Reinsurer) a statement of account in a form to be agreed between the Reinsurer and the Reinsured;

b.	there shall be added to the amount of the Premium an amount equal to the aggregate of any amounts which may previously have been drawn down by Lloyd’s from the OSIL FAL (or, as the case may be, any Additional OSIL ECA FAL) to meet an interim cash call made on Flectat by the Managing Agent as referred to in paragraph (i) of Article VI, to the extent the Reinsurer shall not previously have been reimbursed in respect of the same;

c.	there shall then be set off against the result of the calculation made under paragraph b the amount which the Reinsurer is liable (subject always to the operation of Article III) to pay under paragraph (i) of Article II;

d.	subject to the provisions and operation of the FAL Providers’ Deed, if the result of the calculation made under paragraphs b and c is positive, the Reinsured shall pay to the Reinsurer an amount (in £Sterling, having converted any amounts in currencies other than £Sterling into £Sterling at the rates used in Flectat’s books of account at the time of settlement between Flectat and the Reinsured under the 2012 Flectat LLQS) equal to the result of that calculation, such payment to be made on (if it is not made before) the fifteenth day following receipt by the Reinsured of the settlement payment due to it by Flectat under the 2012 Flectat LLQS;

e.	subject to the provisions and operation of the FAL Providers’ Deed, if the result of the calculation made under paragraphs b and c is negative, the Reinsurer shall pay to the Reinsured an amount (in £Sterling, having converted any amounts in currencies other than £Sterling into £Sterling at the rates used in Flectat’s books of account at the time of settlement between Flectat and the Reinsured under the 2012 Flectat LLQS) equal to the result of that calculation, such payment to be made on (if it is not made before) the date on which settlement is due to be made by the Reinsured to Flectat under the 2012 Flectat LLQS.

(iv)	If a party to this Treaty fails to pay an amount (the overdue amount) payable by it under this Treaty interest shall accrue and be payable by that party on the overdue amount from the date on which it becomes due up to the date of actual payment in full (after as well as before judgement) at the rate of 2 per cent above the base rate from time to time of National Westminster Bank Plc. Interest calculated under this paragraph shall be calculated day to day and on the basis of a 365 day year and interest payable in accordance with this paragraph shall be payable at the end of each month failing which it shall be compounded.

Article VI.	Cash Calls

(i)	The parties intend that should Flectat, after the Effective Date, become required by the Managing Agent to meet an interim cash call in respect of Syndicate 4444’s 2012 underwriting year of account then 85% of Flectat’s share of the amount of any such cash call (the “Relevant Cash Call Amount”) should be met:

a.

as to 10% from the “CBL FAL” (being FAL in the amount of £[ — ][6] provided by the Reinsured to Lloyd’s for the benefit of CC2 and Flectat pursuant to the terms of the 2010 CC2 LLQS, the 2011 Flectat LLQS and the 2012 Flectat LLQS – not including, for the avoidance of any

[6]	i.e. the value of the total FAL that CBL will be providing itself at the outset of the Restructuring for the benefit of CC2 and Flectat doubt, any of the OSIL FAL – plus the aggregate value of any ‘Reinsurer’s Additional ECA FAL’ (as defined in the 2011 Flectat LLQS and the 2012 Flectat LLQS) – not including any Additional OSIL ECA FAL – provided or procured to be provided from time to time by the Reinsured to Lloyd’s pursuant to the terms of the 2011 Flectat LLQS or the 2012 Flectat LLQS); and

b.	as to 90% from the OSIL FAL or (as the case may be) any Additional OSIL ECA FAL.

(ii)	To the extent that there is met from the OSIL FAL or any Additional OSIL ECA FAL any part of a Relevant Cash Call Amount, the amount so met shall be treated (to the extent not repaid to the Reinsurer before settlement between the Parties in accordance with Article V above) as a payment on account of the amount which the Reinsurer may be liable (subject always to the operation of Article III) to pay under paragraph (i) of Article II.

Article VII.	Provision of FAL

(i)

In order to assist the Reinsured to satisfy its obligations under the 2010 CC2 LLQS, the 2011 Flectat LLQS and the 2012 Flectat LLQS concerning the provision of FAL, the Reinsurer shall provide or procure the provision to Lloyd’s of one or more letters of credit, cash deposits and/or investments (in a form acceptable to Lloyd’s), having an aggregate value of £[ — ][7], to form part of the FAL of CC2 which, by way of ‘forward interavailability’, will support the underwriting of Flectat for the 2011 and subsequent underwriting years of account (and will also support the underwriting of CC2 for the 2010 underwriting year of account) (“OSIL FAL”).

(ii)	The cost of provision of the OSIL FAL shall be met by the Reinsurer.

(iii)	The Reinsurer may, at any time permitted by Lloyd’s, substitute for all or any part of the OSIL FAL any other assets of equivalent value acceptable under Lloyd’s requirements as FAL.

(iv)	Subject to the provisions and operation of the FAL Providers’ Deed, the OSIL FAL stands as security for the performance (beyond set off against the amount of the Premium of the amount which the Reinsurer is liable to pay under paragraph (i) of Article II) of the Reinsurer’s obligations under this Treaty, as well as for the performance (beyond the corresponding set offs provided for under the 2010 Treaty and the 2011 Treaty) of the Reinsurer’s obligations under the 2010 Treaty and the 2011 Treaty.

(v)	For the avoidance of doubt, subject to the provisions of the FAL Providers’ Deed, the Reinsurer shall have no obligation to reinstate the value of the OSIL FAL or any Additional OSIL ECA FAL following any drawdown thereon.

[7]	Relevant figure to be inserted to be ascertained based on calculations utilising the ECA funding requirement for purposes of coming-into-line in November 2012

Article VIII.	Additional FAL

(i)	If at any time after the Effective Date and before the 2012 underwriting year of account of Syndicate 4444 is closed the Reinsured is required under the terms of the 2012 Flectat LLQS to provide to Lloyd’s any Reinsurer’s Additional 2012 Solvency FAL (as defined in the 2012 Flectat LLQS), the Reinsurer shall promptly provide to Lloyd’s, in a form acceptable to Lloyd’s to stand as FAL supporting the underwriting of Flectat to be deposited in the FAL of Flectat (or in the FAL of CC2 and made interavailable to support the underwriting of the Flectat) a letter of credit, cash or investments having a value equal to 89.67% of the amount of the Reinsurer’s Additional 2012 Solvency FAL (as so defined) which the Reinsured is required to provide (“Additional OSIL 2012 Solvency FAL”).

(ii)	If the Reinsurer does not provide the full amount (or any) of the Additional OSIL 2012 Solvency FAL then:

a.	if the Reinsured provides Reinsurer’s Additional 2012 Solvency FAL (as defined in the 2012 Flectat LLQS) which is referable to the amount of Additional OSIL 2012 Solvency FAL that the Reinsurer has not provided, the Reinsurer shall pay to the Reinsured, promptly following release by Lloyd’s from Flectat’s or (as the case may be) CC2’s FAL of all or part of such Reinsurer’s Additional 2012 Solvency FAL which is so referable, an amount calculated by (I) multiplying the amount of the released Reinsurer’s Additional 2012 Solvency FAL which is so referable by the percentage corresponding to five hundred basis points plus the LIBOR rate for a 6 month £Sterling deposit as at the date on which the Reinsured provided the Reinsurer’s Additional 2012 Solvency FAL which is so referable and (II) multiplying the result of that calculation (“A”) by x/42 where x is the number of complete calendar months (or part thereof) for which the released Reinsurer’s Additional 2012 Solvency FAL which is so referable was deposited in the FAL of CC2 or Flectat (as applicable) PROVIDED that the amount payable by the Reinsurer shall not exceed A;

b.	if the Reinsured does not provide Reinsurer’s Additional 2012 Solvency FAL (as defined in the 2012 Flectat LLQS) which is referable to the amount of Additional OSIL 2012 Solvency FAL that the Reinsurer has not provided and Flectat provides (or permits there to be provided by another for its benefit) Other Additional 2012 Solvency FAL (as defined in the 2012 Flectat LLQS) which is so referable, the Reinsurer shall pay to the Reinsured, promptly following release by Lloyd’s from Flectat’s or (as the case may be) CC2’s FAL of all or part of such Other Additional 2012 Solvency FAL which is so referable, an amount calculated by (I) multiplying the amount of the released Other Additional 2012 Solvency FAL which is so referable by the percentage corresponding to five hundred basis points plus the LIBOR rate for a 6 month £Sterling deposit as at the date on which Flectat provided (or permitted there to be provided by another for its benefit) the Other Additional 2012 Solvency FAL which is so referable and (II) multiplying the result of that calculation (“B”) by x/42 where x is the number of complete calendar months (or part thereof) for which the released Other Additional 2012 Solvency FAL which is so referable was deposited in the FAL of CC2 or Flectat (as applicable) PROVIDED that the amount payable by the Reinsurer shall not exceed B.

(iii)	If under the terms of the 2011 Flectat LLQS and/or the 2012 Flectat LLQS the Reinsured is required to provide (or use its reasonable endeavours to procure that there is provided) to Lloyd’s any ‘Reinsurer’s Additional ECA FAL’ (as defined in the 2011 Flectat LLQS and the 2012 Flectat LLQS), the Reinsurer shall provide to Lloyd’s, in a form acceptable to Lloyd’s to stand as FAL supporting the underwriting of Flectat to be deposited in the FAL of Flectat (or in the FAL of CC2 and made interavailable to support the underwriting of Flectat), a letter of credit, cash or investments having a value equal to 89.67% of the Relevant Percentage of the amount set out in the ‘Additional ECA FAL Requirement Notification’ (as defined in the 2011 Flectat LLQS and the 2012 Flectat LLQS) (“Additional OSIL ECA FAL”). (The Parties acknowledge that the 2011 Treaty contains a similar provision to that contained in this paragraph; that each provision concerns the same obligation; and that performance by the Reinsurer of the obligation pursuant to one of the provisions will constitute performance of the obligation pursuant to the other provision.)

(iv)	If the Reinsurer does not provide the full amount (or any) of the Additional OSIL ECA FAL then:

a.	if the Reinsured provides Reinsurer’s Additional ECA FAL (as defined in the 2011 Flectat LLQS and the 2012 Flectat LLQS) which is referable to the amount of Additional OSIL ECA FAL that the Reinsurer has not provided, the Reinsurer shall pay to the Reinsured, promptly following release by Lloyd’s from Flectat’s or (as the case may be) CC2’s FAL of all or part of such Reinsurer’s Additional ECA FAL which is so referable, an amount calculated by (I) multiplying the amount of the released Reinsurer’s Additional ECA FAL which is so referable by the percentage corresponding to five hundred basis points plus the LIBOR rate for a 6 month £Sterling deposit as at the date on which the Reinsured provided the Reinsurer’s Additional ECA FAL which is so referable and (II) multiplying the result of that calculation (“C”) by x/42 where x is the number of complete calendar months (or part thereof) for which the released Reinsurer’s Additional ECA FAL which is so referable was deposited in the FAL of CC2 or Flectat (as applicable) PROVIDED that the amount payable by the Reinsurer shall not exceed C;

b.

if the Reinsured does not provide Reinsurer’s Additional ECA FAL (as defined in the 2011 Flectat LLQS and the 2012 Flectat LLQS) which is referable to the amount of Additional OSIL ECA FAL that the Reinsurer has not provided and Flectat provides (or permits there to be provided by another for its benefit) Other Additional ECA FAL (as defined in the 2011 Flectat LLQS and the 2012 Flectat LLQS) which is so referable, the Reinsurer shall pay to the Reinsured, promptly following release by Lloyd’s from Flectat’s or (as the case may be) CC2’s FAL of all or part of such Other Additional ECA FAL which is so referable, an amount calculated by (I) multiplying the amount of the released Other Additional ECA FAL which is so referable by the percentage corresponding to five hundred basis points plus the LIBOR rate for a 6 month £Sterling deposit as at the date on which Flectat provided (or permitted there to be provided by another for its benefit) the Other Additional ECA FAL which is so referable and (II) multiplying the result of that calculation (“D”) by x/42 where x is the number of complete calendar months (or part thereof) for which the released Other Additional ECA FAL which is so referable was deposited in the FAL of CC2 or Flectat (as applicable) PROVIDED that the amount payable by the Reinsurer shall not exceed D.

Article IX. Errors and Omissions

It is hereby understood and agreed that any inadvertent delays, omissions or errors made in connection with this Treaty shall not be held to relieve any of the parties hereto from any liability which would have attached to them hereunder if such delay, omission or error had not occurred provided that rectification is made upon discovery.

Article X. Non-Waiver etc.

Neither the obligations of the Reinsurer nor the rights and remedies of the Reinsured under this Treaty, or otherwise conferred by law in respect of this Treaty, shall be discharged, prejudiced or impaired by reason of any failure on the part of the Reinsured or the Reinsurer, whether intentional or not, to insist on compliance with this Treaty or to exercise any right or remedy hereunder (and no such failure shall constitute a waiver of any right or remedy contained herein nor prevent either party from thereafter demanding full and complete compliance nor prevent either party from exercising any such right or remedy in the future).

Article XI. Arbitration

Any dispute between the Reinsurer and the Reinsured arising out of or relating to the interpretation, performance or breach of this Treaty, as well as the formation, validity, binding effect and/or termination thereof and/or any non-contractual claims, shall be referred to arbitration under ARIAS UK Arbitration Rules by a panel of three arbitrators. The Reinsurer or the Reinsured may request arbitration in writing sent to the other (the respondent) by certified or registered post, return receipt requested.

One arbitrator shall be chosen by the Reinsurer and the Reinsured, and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If the Reinsurer fails to appoint its arbitrator within 30 days after being requested to do so by the Reinsured, the Reinsured may appoint the second arbitrator.

Where the two party-appointed arbitrators have failed to appoint a third arbitrator within 30 days of the arbitration demand, then upon application ARIAS (UK) will appoint an arbitrator to fill the vacancy. At any time prior to the appointment by ARIAS (UK) the party or arbitrators in default may make such appointment.

All arbitrators will be disinterested persons (including those who have retired) having at least 10 years experience of insurance or reinsurance within the industry or as lawyers or other professional advisers serving the industry.

Within 30 days after notice of appointment of all arbitrators the panel will meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

The panel may in its sole discretion make such orders and directions as it considers to be necessary for the final determination of the matters in dispute and shall have the widest discretion permitted under the law governing the arbitral procedure when making such orders or directions. Unless the panel agrees otherwise, arbitration will take place in England, but the venue may be changed when the panel deems such change to be in the best interest of the arbitration proceeding. The decision of any two arbitrators when rendered in writing will be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

Each party will bear the costs of its own arbitrator and will bear, jointly and equally with the other party, the costs of the third arbitrator. The panel will allocate the remaining costs of the arbitration. The panel may, at its discretion, award such further costs, interest and expenses as it considers appropriate, including without limitation, with respect to legal fees.

The governing law of this Treaty shall be the substantive law of England and Wales.

The provisions of this Article shall survive the expiration or termination of this Treaty.

Article XII. Notices

Any notice or other communication under or in connection with this Treaty shall be delivered personally, sent by facsimile or email with receipt confirmed (followed by delivery of an original via next-business-day or overnight mail or delivery) or sent by air courier to the intended recipient:

(a)	in the case of the Reinsured at [ — ] (marked for the attention of[ — ]), fax no. [ — ];

(b)	in the case of the Reinsurer at [ — ] (marked for the attention of [ — ]), fax no. [ — ]

or in either case to such other addresses as the relevant party has specified in writing to the party giving notice.

In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

(i)	if delivered personally, at the time of delivery but if delivery takes place outside business hours, the commencement of business following delivery;

(ii)	if sent by facsimile or email prior to 5:00 p.m. at the place of receipt, on the day on which such facsimile or email was sent, provided that a copy is also sent by next-business-day or overnight mail or delivery;

(ii)	if sent by air courier and not delivered personally, on the third Business Day after delivery into the hands of the courier.

In proving service by courier it shall be sufficient to prove that the envelope containing the notice was properly addressed and delivered into the hands of the courier.

Article XIII. Counterparts

This Treaty may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

Article XIV. Rights of Third Parties

A person who is not a party to this Treaty has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Treaty but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

Article XV. Amendments and No Other Agreement

Except as otherwise provided, this Treaty may be amended only by consent of the parties expressed in a written addendum executed by the parties with the same level of formality as this Treaty, and such addendum shall be deemed to be an integral part of this Treaty and binding on the parties. The parties agree that this Treaty represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement (whether oral or written) in relation thereto. Each of the parties acknowledges that, in entering into this Treaty, it is not relying on, has not been induced to enter into this Treaty by and shall have no right or remedy in respect of, any statement, representation, warranty or understanding (whether of fact or of law and whether made innocently or negligently) (“Representation”) of any person other than as expressly set out in this Treaty and agrees that the only rights and remedies available to it arising out of or in connection with a Representation shall be for breach of contract (provided that nothing in this paragraph shall exclude any liability for, or remedy in respect of, fraud or fraudulent misrepresentation).

Article XVI. Confidentiality

No party shall at any time divulge to any person any information relating to the terms of this Treaty, the negotiations preceding its execution or the other parties to this Treaty, save that any party may disclose such information to the extent that it is (i) required to be disclosed pursuant to law (ii) required by the terms of this Treaty (iii) disclosed pursuant to the requirements of Lloyd’s, the Bermuda Monetary Authority or any securities exchange or regulatory or governmental body to which any party is subject (iv) disclosed in confidence to the professional advisers of that party (v) disclosed in confidence to any holding company of that party (vi) information which has entered the public domain without any fault of that party (vii) disclosed with the prior written approval of the other parties.

AS WITNESS the hands of the parties

Signed by	)
duly authorised for	)
and on behalf of	)
[CANOPIUS BERMUDA] LIMITED	)

Signed by	)
duly authorised for	)
and on behalf of	)
OMEGA SPECIALTY INSURANCE	)
COMPANY LIMITED	)